EXHIBIT 3.3

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

BT BRANDS, INC.

FIRST: The name of the corporation is BT Brands, Inc.

SECOND: Section 5.1 of the Articles of Incorporation is hereby amended by deleting the first paragraph of Section 5.1 in its entirety and adding in place thereof the following text:

Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is One Hundred Fifty-Two Million (152,000,000) shares, consisting of two classes to be designated, respectively, “Common Stock” and “Preferred Stock.” Each share of Common Stock shall have a par value of $0.002 and each share of Preferred Stock shall have a par value of $0.001. The total number of shares of Common Stock that the Corporation shall have authority to issue is One Hundred Fifty Million (150,000,000) shares. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is Two Million (2,000,000) shares as may be established by the Board of Directors of the Corporation (the “Board”) with respect to any class or series thereof in the applicable Preferred Stock Designation (as defined in Section 5.3(a) below) filed by the Corporation with the Secretary of State of the state of Wyoming after the date on which these Articles of Incorporation have been filed and accepted. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights of the Preferred Stock and the qualifications, limitations, or restrictions relating thereto, shall hereinafter be prescribed by resolution of the Board pursuant to Section 5.3 below.

Except as set forth above in this paragraph, Section 5.1 of the Articles of Incorporation shall remain in full force and effect.

THIRD: The amendment was adopted by the Board of Directors of the Corporation on October 21, 2024

FOURTH: The amendment was approved by the Board of Directors and the stockholders in compliance with W.S. 17-16-1003.

/s/ Kenneth Brimmer	Date: December 11, 2024

Telephone Number: 612-414-5104
Email: kbrimmer@itsburgertime.com